UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 7, 2006
Asset Acceptance Capital Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-50552	80-0076779

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

28405 Van Dyke Avenue, Warren, Michigan	48093

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:               586-939-9600
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
As previously disclosed by Asset Acceptance Capital Corp. (the “Company”) in its Quarterly Report on Form 10-Q for the period ended March 31, 2006 (as filed on May 10, 2006), the Company entered into the Third Amendment to Lease Agreement (the “Third Amendment”) on April 12, 2006, which amended its Lease Agreement, dated October 31, 2003, as amended with Van Dyke Office LLC (the “Lease Agreement”), on its Warren, Michigan headquarters (the “Subject Property”). The Third Amendment extended the term of the lease from November 30, 2014 to May 31, 2016 and increased the Company’s minimum lease commitments to approximately $2.0 million, $2.8 million, $2.8 million, $2.9 million, $3.0 million and $16.9 million in 2006, 2007, 2008, 2009, 2010 and thereafter, respectively, from $1.9 million, $2.5 million, $2.6 million, $2.6 million, $2.7 million and $11.1 million in 2006, 2007, 2008, 2009, 2010 and thereafter, respectively. However, the effectiveness of the Third Amendment was conditioned upon the sale of the Subject Property to an unaffiliated third party prior to December 31, 2006.
In addition, the Company entered into the Fourth Amendment to Lease Agreement (the “Fourth Amendment”) on June 29, 2006, which further amended the Lease Agreement primarily to correct several typographical errors identified by a prospective purchaser of the Subject Property.
The Subject Property was sold to an unaffiliated third party effective July 7, 2006, therefore triggering the terms of the Third Amendment.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asset Acceptance Capital Corp.
July 10, 2006	By:	/s/ Nathaniel F. Bradley IV
		Name:	Nathaniel F. Bradley IV
		Title:	Chairman of the Board, President and Chief Executive Officer